Exhibit 10.5

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of 04 Feb, 2025 by and among CYBERSCOPE I.K.E., a private limited company, regiﬆered under the Greek Law 4072/2012 (the “Company”), presently held by the Ioannis Apostolidis, Athanasios Tsavlis, and Michael Michelis (collectively, the “Sellers”), and TAC Infosec Limited, a public limited company incorporated under the Companies Act, 2013 of India, (the “Purchaser”).

INTRODUCTION

The Sellers wish to sell and assign to the Purchaser, and the Purchaser wish to purchase from the Sellers, on the terms and subject to the conditions set forth in this Agreement, 60% of the shares in CYBERSCOPE I.K.E. Upon the execution of this Share Purchase Agreement, the Purchaser shall own 60% of the shares in the Company.

RECITALS

A.	As of the date of this Agreement, the authorized capital of the Company is €25,000.00 (Twenty-Five Thousand Euros), divided into 2,500 (Two Thousand Five Hundred) equity shares of €10 each. The issued and paid-up share capital of the Company is €25,000, divided into 2,500 equity shares of €10 each.

B.	The Selling Shareholders are the legal and beneficial owners of 2,500 (Two Thousand Five Hundred) equity shares of a face value of €10 (Ten Euros) each of the Company (which comprise in the aggregate 100% of the share capital), the more specific details of which are included in Schedule I annexed hereto (hereinafter referred to as the “Sale Shares”), and they have the right to sell them free from all Encumbrances (as defined hereinafter).

C.	The Sellers have agreed to sell 1500 equity to Purchaser, each with a face value of €10 (Ten Euros) each of the share capital of the Company, as detailed in Schedule I.

D.	Immediately upon the signing of this Agreement, 60% of the Equity Shares shall be transferred to the Purchaser.

SECTION 1. DEFINITIONS

1.1 “Agreement” means this Share Purchase Agreement, including all schedules, exhibits, and annexes attached hereto, as may be amended, modified, or supplemented from time to time.

1.2 “Closing” means the completion of the transaction contemplated by this Agreement, when all conditions precedent have been satisfied, and the Sale Shares have been transferred to the Purchaser in accordance with this Agreement.

1.3 “Closing Date” means the date on which the Closing occurs, as set forth in Section 2.4 of this Agreement.

1.4 “Company” means Cyberscope I.K.E., a company organized under the laws of Greece, with registered office at 50 km Rodou Lindou, 85100, Rhodes, Greece.

1.5 “Encumbrance” means any mortgage, pledge, lien, charge, security interest, claim, reﬆriction, or other encumbrance of any kind, whether voluntary or involuntary, including any attachment, levy, or similar proceeding.

1.6 “Material Adverse Effect” means any event, change, or effect that, individually or in the aggregate, has a material adverse impact on the financial condition, operations, business, assets, liabilities, or prospects of the Company.

1.7 “Parties” means the Sellers and the Purchaser collectively, and “Party” means any one of them.

1.8 “Purchaser” means TAC Infosec Limited, who are acquiring the Sale Shares from the Sellers pursuant to the terms of this Agreement.

1.9 “Revenue and Profit Targets” means the performance targets set forth in clause 3.2, which are required to be met by the Company during the periods specified in Section 3.2 of this Agreement.

1.10 “Sale Shares” means the 60% equity shares of the Company that the Sellers are transferring to the Purchaser.

1.11 “Sellers” means John Apostolidis, Thanos Tsavlis, and Michael Michelis and transferring their shares in the Company to the Purchaser.

1.12 “Share Transfer Forms” means the duly signed documents by the Sellers that transfer ownership of the Sale Shares to the Purchaser.

1.13 “Target Period” means the relevant financial periods (i) from January 2024 to December 2024 and (ii) from January 2025 to June 2025, as specified in Section 3.2 of this Agreement.

1.14 “Transfer Date” means the date on which the Sale Shares are legally and beneficially transferred to the Purchaser, as described in Section 2.1 of this Agreement.

1.15 “Purchase Price” means the total consideration payable by the Purchaser for the Sale Shares, which shall be paid in installments in accordance with Section 2.2 of this Agreement.

1.16 “Board Resolutions” means the resolutions of the board of directors of the Company, passed in accordance with applicable Greek law, approving the transfer of the Sale Shares to the Purchaser.

1.17 “Articles of Association” means the current articles of association of the Company, including any amendments or modifications to the articles as required to reflect the new shareholding structure post-Closing.

1.18 “Indemnified Parties” means the Purchaser, their affiliates, officers, directors, employees, and agents, as specified in Section 6.1.

1.19 “Non-Compete Period” means the period of three (3) years following the Closing Date, as specified in Section 7 of this Agreement.

1.20 “Regulatory Approvals” means the approvals, consents, or authorizations required by applicable any regulatory authorities or any governmental agencies, including the General Commercial Registry (G.E.MI.), for the consummation of the transactions contemplated by this Agreement.

SECTION 2. PURCHASE AND SALE OF SHARES

2.1 Transfer of Shares:

●	The Sellers hereby represent and warrant that the Sale Shares shall be transferred to the Purchaser free and clear from all Encumbrances, including but not limited to liens, pledges, charges, restrictions, or any other legal or contractual encumbrance.

●	Upon the transfer of the Sale Shares, the Purchaser shall acquire full legal and beneficial ownership of the Sale Shares, with all rights and obligations pertaining to such shares, effective as of the Closing Date.

2.2 Purchase Price:

●	The total Purchase Price for the Sale Shares shall be paid in installments, in accordance with the following schedule:

(a)	$500,000 shall be payable upon the shares transfer as per schedule -1

(b)	$400,000 shall be payable upon the achievement of the revenue and profit targets for the period from January 2025 to June 2025, as outlined in Schedule I of this Agreement.

(c)	$450,000 shall be payable upon final closing in September 2025.

2.3 Delivery of Documents:

●	The Sellers shall duly deliver the following documents at Closing:

(a)	Signed share transfer forms, executed by the Sellers, transferring the Sale Shares to the Purchaser.

(b)	Updated Articles of Association of the Company reflecting the new shareholding structure, in compliance with applicable Greek corporate laws.

(c)	Board resolutions from the Company authorizing the transfer of the Sale Shares and approving the necessary amendments to the Articles of Association.

(d)	Share certificates issued in the names of the Purchaser, representing their full and complete ownership of the Sale Shares.

2.4 Closing:

The Closing shall occur upon the fulfillment of all conditions precedent, as outlined in this Agreement and any related documents, and upon the transfer of the Sale Shares in accordance with the terms herein. The Closing shall take place on a mutually agreed date, subject to the satisfaction of the conditions precedent and all necessary formalities required under Greek law.

SECTION 3. CONDITIONS PRECEDENT TO CLOSING

3.1 Payment of Purchase Price

The Parties hereby acknowledge and agree that the purchase price for the Shares shall be paid in installments, based on the achievement of the revenue and profit targets set forth in the conditions below. The Parties further agree that upon the signing of the SPA, the Sale Shares shall be transferred to the Purchaser as per Schedule 1

3.2 Revenue and Profit Targets

3.2.1 Targets for the Period from January to December 2024

The Company shall achieve, and the Purchaser shall verify, the following targets for the period from January 2024 to December 2024:

i.	The Company shall achieve a minimum revenue target of $1.1 million.

ii.	The Company shall achieve a minimum profit target of $700,000.

In the event that these targets are not met, the Purchase Price shall be adjusted downward on a proportional basis, calculated according to the percentage shortfall from the agreed targets. Conversely, if the targets are exceeded, the Purchase Price shall be adjusted upward on a proportional basis, calculated according to the percentage by which the targets have been exceeded. Such adjustments shall be applied to the outstanding balance of the Purchase Price, and the Parties shall update the Purchase Price accordingly.

3.2.2 Targets for the Period from January 2025 to June 30, 2025

The Purchaser shall achieve, and the Sellers shall verify, the following targets for the period from January 2025 to June 30, 2025:

i.	The Purchaser shall achieve a minimum revenue target of $865,000.

ii.	The Purchaser shall achieve a minimum profit target of $600,000.

In the event that these targets are not met, the Purchase Price shall be adjusted downward on a proportional basis, calculated according to the percentage shortfall from the agreed targets. Conversely, if the targets are exceeded, the Purchase Price shall be adjusted upward on a proportional basis, calculated according to the percentage by which the targets have been exceeded. Such adjustments shall be applied to the outstanding balance of the Purchase Price, and the Parties shall update the Purchase Price accordingly.

3.3 Regulatory Approvals and Filings

3.3.1 The transaction contemplated by this Agreement is expressly subject to the receipt of all necessary regulatory approvals and the completion of all filings required under applicable Greek law, including, but not limited to, filings with the General Commercial Registry (G.E.MI.) and any other relevant governmental authority. The Parties agree to use all commercially reasonable efforts to ensure that all necessary approvals and filings are obtained in a timely manner to facilitate the transfer of the Shares.

3.3.2 The Parties shall cooperate in good faith and promptly take all necessary actions to obtain the required regulatory approvals. Each Party shall make all necessary filings, complete all necessary documentation, and submit all required information to the relevant authorities without undue delay. The Parties further agree to provide such documents, certifications, and information as may be reasonably required by any regulatory authority.

3.4 Final Terms

The Purchase Price and the terms of payment, including any adjustments as described in Clause 3.2 above, shall be final and binding upon the Parties once all conditions precedent, including the achievement of the revenue and profit targets, and the receipt of the necessary regulatory approvals, have been met and satisfied. Upon fulfillment of all conditions precedent, the Closing shall take place in accordance with the provisions of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Seller relating to the Company.

As inducement to Purchaser to enter into this Agreement, each Seller represents and warrants, on information and belief to the best of Seller’s Knowledge, to Purchaser as follows:

4.1.1. Existence and Power.

a.	The Company is a limited liability company duly formed, validly existing, and in good standing under the laws of the Greece, and has all requisite power and authority to own, operate, or lease the properties owned, operated or leased by the Company and to carry on its business as it has been and is currently conducted as of the date hereof and as contemplated by the Operating Agreement. To the best of such Seller’s Knowledge and belief, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.

b.	Seller has heretofore furnished, or caused to be furnished, to Purchaser a complete and correct copy of the Certificate of Formation of the Company (the “Certificate”) and the Operating Agreement, each as amended to date, each of which is in full force and effect. The Company is not in violation of any of the provisions of the Certificate or the Operating Agreement.

c.	Neither the execution, delivery, and performance of this Agreement nor the consummation by Sellers of the transactions contemplated hereby (i) conflicts with or violates (A) any law, regulation, order, writ, injunction, decree, determination or award of any court, any government department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to the Company, (B) the Certificate or the Operating Agreement, or (C) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting Company or any Seller or any of their respective properties; (ii) requires (A) any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which Company or any of its property is bound, or (B) any consent, approval, exemption, authorization or permit of, filing with or notification to, or other action by, any court, administrative agency, governmental or regulatory authority, domestic or foreign, other than any consent, authorization or permit of, filing with or notification to, any governmental or regulatory authority applicable to Company; or (iii) results in the creation or imposition of any Encumbrance upon any property of Company.

4.1.2. No Subsidiaries. The Company has no Subsidiaries.

4.1.3. No Liquidating Events. No Liquidating Event has occurred and is continuing and no event which, with the giving of notice or lapse of time or both, would become a Liquidating Event has occurred and is continuing.

4.1.4. Litigation. There is no action, suit, or proceeding pending or, to the Knowledge of Seller after due inquiry, investigation pending or action, suit, proceeding, or investigation threatened against the Company or any of its assets in any court or before any governmental department, board, agency, or instrumentality or any arbitrator as to which there is a reasonable possibility of an adverse determination which would materially impair the Company’s ability to perform its obligations under the Operating Agreement or would have a Material Adverse Effect on the Company.

4.1.5. Business of the Company. The Company has not engaged in any business or activity of any kind, other than the business and activities expressly contemplated and permitted by the Operating Agreement or the Operating Agreement.

4.1.6 Tax Matters (a) All Taxes required to be withheld by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign partners or foreign persons or to employees of the Company, have been collected and withheld, and have been either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books and records of the employer. (b) To the best of Seller’s Knowledge, there are no Tax liens upon any property of the Company except for liens for current Taxes not yet due and payable or any liens which are a matter of record.

4.2 Representations and Warranties of the Seller

As an inducement to Purchaser to enter into this Agreement, each Seller represents and warrants, on information and belief to the best of Seller’s Knowledge, to Purchaser as follows:

4.2.1 No Conflict; Required Filings and Consents. To the best of such Seller’s knowledge, neither the execution, delivery, and performance of this Agreement nor the consummation by the Seller of the transactions contemplated hereby (i) conflicts with or violates (A) any law, regulation, order, writ, injunction, decree, determination or award of any court, government department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Seller, (B) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting such Seller or any of its property; (ii) requires (A) any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease, or other arrangement to which such Seller or any of its property is bound, or (B) any consent, approval, exemption, authorization or permit of, filing with or notification to, or other action by, any court, administrative agency, governmental or regulatory authority, domestic or foreign, other than any consent, authorization or permit of, filing with or notification to, any governmental or regulatory authority applicable to such Seller; or (iii) results in the creation or imposition of any encumbrance upon any property of such Seller.

4.2.2 Litigation. There is no action, suit, or proceeding pending or investigation pending, or action, suit, proceeding, or investigation threatened against or affecting such Seller or any of its property, in any court or before or by any governmental department, board, agency, instrumentality, domestic or foreign, or any arbitrator, which, if adversely determined, would materially impair such Seller’s ability to perform its obligations under this Agreement or would have a Material Adverse Effect on the consolidated financial condition of such Seller.

4.2.3 Valid Transfer. Such Seller has good, absolute, and marketable title to such Seller’s portion of the Purchased Interests, free and clear of all liens, claims, encumbrances, and restrictions of every kind. Seller has the complete and unrestricted right, power, and authority to sell, transfer, and assign Seller’s portion of the Purchased Interests in the Company pursuant to this Agreement. The delivery of such Seller’s portion of the Purchased Interests to the Purchaser will vest the Purchaser with good, absolute, and marketable title to Seller’s portion of the Purchased Interests, which, taken with the other Sellers’ portion of the Purchased Interests, shall represent a 100% initial percentage interest in the Company, free and clear of all liens, claims, encumbrances, and restrictions of every kind.

4.3 Representations and Warranties of the Purchaser

As an inducement to Sellers to enter in this Agreement, Purchaser represents, warrants and agrees to and with Sellers as follows:

4.3.1 Existence and Power. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of India. The Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution, and delivery by the Sellers) constitutes the legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.3.2 No Conflict; Required Filings and Consents. Neither the execution, delivery, and performance of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby (i) conflicts with or violates (A) any law, regulation, order, writ, injunction, decree, determination or award of any court, any government department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to the Purchaser, other than any law, regulation, or order with respect to which the Purchaser would not have been subject but for its ownership of the shares, (B) the certificate of incorporation or by-laws of the Purchaser, or (C) any contract, agreement, instrument, mortgage, note, lease, or other arrangement binding on or affecting the Purchaser or any of its property; (ii) requires (A) any consent, authorization, or approval under any contract, agreement, instrument, mortgage, note, lease or other arrangement to which the Purchaser or any of its property is bound, or (B) any consent, approval, exemption, authorization, or permit of, filing with or notification to, or other action by, any court, administrative agency, governmental or regulatory authority, domestic or foreign, other than any consent, authorization or permit of, filing with or notification to, any governmental or regulatory authority applicable to the Purchaser solely by reason of its ownership of the shares; or (iii) results in the creation or imposition of any encumbrance upon any property of the Purchaser.

SECTION 5. POST-CLOSING COVENANTS

5.1 Retention of Profits

The Parties agree that all profits generated by the Company between January 2024 and September 2025 shall remain within the Company and shall not be distributed to the Sellers in the form of dividends, salaries, or any other withdrawal. The Purchaser shall ensure that any surplus profits shall be retained for reinvestment in the Company’s operations and growth. The Sellers shall not claim any entitlement to, nor request, any distributions or withdrawals from the Company during this period, except as otherwise expressly agreed in writing by the Purchaser.

5.2 Director Appointment

The Purchaser shall have the exclusive right to appoint new Directors to the Board of the Company following the Closing, subject to compliance with all applicable provisions of Greek law, including, without limitation, the Greek Companies Law and the Company’s Articles of Association. The Purchaser shall ensure that the appointments of such Directors are in full compliance with the regulatory requirements under Greek law and any relevant provisions of the Company’s Articles of Association. The Sellers shall cooperate in facilitating the appointment of the new Directors and shall sign any required resolutions, documents, or filings to effectuate such appointments.

5.3 Management Transition

The Purchaser shall have the exclusive right to appoint a new Chief Executive Officer (“CEO”) of the Company. If the Purchaser elect to appoint the CEO from the current management, the Sellers acknowledge and agree that a bonus of $200,000 shall be payable to the individual upon successful achievement of the revenue and profit targets specified in this Agreement for the periods from January 2024 to December 2024 and January 2025 to June 2025. The payment of such bonus shall be contingent upon the Company meeting the agreed-upon performance targets, and shall be made in accordance with the terms of this Agreement.

5.4 Operational Location Changes

The Purchaser shall retain the full discretion to change the operational location of the Company following the execution of this SPA. In the event that the Purchaser decide to relocate the Company’s operations, the Purchaser shall notify the Sellers in writing of any intended operational changes. The Sellers agree to cooperate with the Purchaser and assist in facilitating such changes, including but not limited to coordinating any necessary logistical, administrative, or regulatory steps, provided that such cooperation shall be reasonable and in compliance with applicable Greek laws.

5.5 Management Personnel Changes

Following the Closing, the Purchaser shall have the sole authority to change or appoint new management personnel as they deem appropriate for the successful operation and growth of the Company. The Purchaser shall have full discretion to assess the suitability of the existing management and make such adjustments, including reassignments, removals, or appointments of new personnel, as deemed necessary to ensure the ongoing success and profitability of the Company. The Sellers agree that they will not object to such decisions, provided they comply with the relevant provisions of Greek law and the Company’s Articles of Association. The Purchaser shall exercise such authority in good faith and in the best interests of the Company.

SECTION 6. INDEMNIFICATION

6.1 The Sellers hereby agree to indemnify, defend, and hold harmless the Purchaser, their affiliates, officers, directors, employees, and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ fees), judgments, settlements, penalties, or any other costs (collectively, “Losses”) that arise from or are related to:

(a) Any undisclosed liabilities or obligations of the Company as of the Closing Date, including but not limited to tax liabilities, financial obligations, and contractual liabilities, that were not fully disclosed to the Purchaser in writing prior to the Closing;

(b) Any breach of any representation, warranty, covenant, or agreement made by the Sellers under this Agreement, or any inaccuracies in the information or documents provided by the Sellers in connection with the transactions contemplated hereby, whether such breach occurs before, on, or after the Closing Date;

(c) Any claims, demands, actions, suits, or proceedings arising from events or actions that occurred prior to the Closing Date, which were not disclosed to the Purchaser and that result in a loss or liability for the Purchaser;

(d) Any failure by the Sellers to comply with applicable Greek laws, regulations, or orders, or the Articles of Association of the Company, in relation to their ownership of the Shares prior to Closing.

The indemnity set forth in this Section 6.1 shall survive the Closing and shall remain in full force and effect for a period of 5 years after the Closing Date, except for any claims arising from fraud or intentional misconduct, which shall survive indefinitely.

SECTION 7. INTELLECTUAL PROPERTY OWNERSHIP AND TRANSFER

The Parties agree that all intellectual property, including but not limited to trademarks, copyrights, patents, trade secrets, software, designs, and proprietary information (“Intellectual Property”), which is owned, created, or otherwise held by the Company, whether in the name of the Directors, the Company, or in any other name on behalf of the Company, shall remain the exclusive property of the Company. The Seller(s) agree to transfer all rights, title, and interest in such Intellectual Property to the Company upon execution of this Agreement, and any such Intellectual Property currently held in the name of any Director or third party directly related to the business of the Company shall be transferred to the Company’s name as per mutual agreement. The Seller(s) further warrant that the Intellectual Property is free from any liens or encumbrances and that the Company shall have full, unrestricted rights to utilize and transfer such Intellectual Property. Both Parties agree to take all necessary actions and execute any required documents to effectuate the transfer of the Intellectual Property.

SECTION 8. NON-COMPETE CLAUSE

The Sellers hereby agree and undertake that, for a period of three (3) years following the Closing Date (the “Restricted Period”), they shall not, directly or indirectly, either individually or in partnership, joint venture, or through any corporate or other entity or arrangement, engage in, own, manage, operate, control, or participate in the ownership, management, operation, or control of any business that directly competes with the Company’s business as conducted on the Closing Date. This restriction includes, without limitation, offering products or services that are similar to or competitive with the products or services offered by the Company, soliciting or attempting to solicit the clients or customers of the Company, or employing or attempting to employ any employee or contractor of the Company.

SECTION 9. MISCELLANEOUS

9.1 Confidentiality

Each Party acknowledges and agrees that any and all information disclosed by any Party in connection with this Agreement or the transactions contemplated herein, including but not limited to trade secrets, business strategies, financial information, customer information, intellectual property, and any other proprietary information (collectively referred to as the “Confidential Information”), shall remain confidential. Neither Party shall make any public announcement, press release, or disclosure concerning the Confidential Information, nor disclose the existence or terms of this Agreement, without the prior written consent of the other Party, except as required by applicable law or regulatory requirements, in which case the disclosing Party shall notify the other Party in writing at least ten (10) Business Days prior to such disclosure (except in cases of regulatory inquiry or examination, where notice may not be required or may be provided within a shorter timeframe, subject to practical limitations).

The disclosing Party shall provide to the receiving Party (a) details of the Confidential Information intended to be disclosed, including the proposed text of any public disclosure, and (b) shall cooperate with the receiving Party in taking reasonable steps to limit or resist such disclosure, including but not limited to seeking confidential treatment or protective orders, where applicable. This obligation of confidentiality shall survive the termination or expiration of this Agreement.

9.2 Amendments

No amendment, modification, or variation of this Agreement shall be valid or binding unless made in writing and duly signed by all Parties hereto. Any such amendment shall be effective only when executed by all Parties in the same manner as this Agreement.

9.3 Headings; Construction

The headings and captions in this Agreement are for convenience only and shall not be used in the interpretation or construction of this Agreement. Each Party acknowledges that it has been represented by legal counsel in connection with the drafting and execution of this Agreement. Accordingly, any rule of law or legal decision that would require the interpretation of any ambiguity against the drafter of this Agreement is expressly waived by the Parties.

9.4 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no Seller may assign this Agreement nor any right under this Agreement without the prior written consent of the Purchaser, which consent shall be at the sole discretion of the Purchaser. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement

9.5 Further Assurances

From and after the Effective Date of this Agreement, the Parties shall execute, acknowledge, deliver, or file all notices, certificates, agreements, documents, transfers, and other actions as may be reasonably required to give effect to the terms and conditions of this Agreement and to carry out the transactions contemplated herein. Each Party agrees to take all necessary actions to effectuate the objectives of this Agreement in compliance with applicable law.

9.6 Expenses

Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement, as well as any expenses related to the consummation of the transactions contemplated herein. No Party shall be liable for the costs or expenses incurred by any other Party, except as expressly provided herein.

9.7 Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile, email, or other electronic means shall be deemed to be, and shall have the same effect as, the execution of an original signature and shall be binding on the Parties.

9.8 Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of Greece, without regard to its conflict of law principles. The courts of Athens, Greece shall have exclusive jurisdiction over any dispute arising out of or in connection with this Agreement, including any claims related to its existence, validity, interpretation, or performance. Each Party hereby submits to the exclusive jurisdiction of such courts.

9.9 Dispute Resolution

(a) In the event of any dispute, controversy, or claim arising out of or in connection with this Agreement, including any questions regarding its validity, interpretation, performance, or alleged breach, the Parties shall first attempt to resolve the matter amicably through negotiations. If the dispute is not resolved through negotiations within 30 days of written notice of the dispute, the Parties agree that the dispute shall be finally resolved through arbitration, in accordance with the Greek Arbitration Law (Law 2735/1999) and the rules of the Athens Chamber of Commerce and Industry (ACCI).

(b) The arbitration shall be conducted by a sole arbitrator appointed by the Parties, or, if the Parties cannot agree on an arbitrator, by the President of the Athens Chamber of Commerce and Industry. The arbitration shall be conducted in Greek, and the seat of arbitration shall be Athens, Greece. The arbitrator’s decision shall be final and binding on the Parties.

(c) The costs of arbitration, including the arbitrator’s fees and the administrative costs of the arbitration institution, shall be borne equally by the Parties, unless otherwise determined by the arbitrator.

9.10 Interpretation of Agreement and Charter Documents

The provisions of this Agreement, along with the Company’s charter documents, shall be interpreted in such a way as to give full effect to the intentions of the Parties. In the event of any inconsistency between the terms of this Agreement and the Company’s charter documents, the provisions of this Agreement shall prevail, to the extent permitted by applicable Greek law. The Parties agree to take all necessary actions to amend the charter documents as required to align with the terms of this Agreement, including any required resolutions or filings.

9.11 Future Agreements

The Parties acknowledge that, if required in the future, they may execute additional detailed agreements to facilitate the implementation of the provisions of this Agreement or to address any further obligations or requirements arising hereafter. Any such agreements shall be executed in accordance with applicable law and shall be deemed incorporated into and subject to the terms and conditions of this Agreement unless otherwise stated therein.

INTENDING TO BE BOUND, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLERS:

By:	/s/ Athanasios Tsavlis
Name:	Athanasios Tsavlis
Address:	Verginas 34 Rhodes Greece 85100

Email:	thanos@cyberscope.io

2/4/2025

By:	/s/ Michael Michelis
Name:	Michael Michelis
Address:	18 Willow Walk, SM39QQ, Surrey UK

Email:	mike@cyberscope.io

2/4/2025

By:	/s/ Ioannis Apostolidis
Name:	Ioannis Apostolidis
Address:	Georgiou Rodiou 6, Thessaloniki, 54638 Greece.

Email:	john@cyberscope.io

2/4/2025

PURCHASER:

By:	/s/ Trishneet Arora
Name:	TAC Infosec Limited
Address:	C-203, World Tech Tower, Phase-8B, Mohali-160055, Punjab

Email:	ceo@tacsecurity.com

2/4/2025

SCHEDULE I: SHARE TRANSFER DETAILS

SELLER NAME AND CONTACT INFORMATION	NUMBER OF SHARES	Percentage	PRICE (USD)
Athanasios Tsavlis Address: Verginas 34 Rhodes Greece 85100 Email: thanos@cyberscope.io	900	36%	300,000
Ioannis Apostolidis Address: Georgiou Rodiou 6, Thessaloniki, 54638 Greece. Email: john@cyberscope.io	390	15.6%	130,000
Michael Michelis Address: 18 Willow Walk, SM39QQ, Surrey UK Email: mike@cyberscope.io	210	8.4%	70,000

PURCHASER’ SHAREHOLDING POST-TRANSFER:

Sr. No.	Name of Shareholder	Number of Shares	% of Shareholding
1	TAC INFOSEC LIMITED	1500	60%

Certificate Of Completion
Envelope Id: 25873F4C-6C90-472D-A155-293C46F4BAED		Status: Completed
Subject: Complete with Docusign: CyberScope I.K.E-TAC InfoSec Limited Final SPA.pdf
Source Envelope:
Document Pages: 13	Signatures: 4	Envelope Originator:
Certificate Pages: 5	Initials: 0	Neha Rana
AutoNav: Enabled		neha.rana@tacsecurity.com
Envelope Id Stamping: Enabled		IP Address: 223.178.210.70
Time Zone: (UTC-08:00) Pacific Time (US & Canada)

Record Tracking
Status: Original	Holder: Neha Rana	Location: DocuSign
2/4/2025 10:43:15 AM	neha.rana@tacsecurity.com

Signer Events	Signature	Timestamp
ATHANASIOS TSAVLIS	/s/ Athanasios Tsavlis	Sent: 2/4/2025 10:56:26 AM
thanos@cyberscope.io	Signature Adoption: Pre-selected Style	Viewed: 2/4/2025 10:56:45 AM
Security Level: Email, Account Authentication	Using IP Address: 156.67.94.201	Signed: 2/4/2025 11:11:51 AM
(None)

Electronic Record and Signature Disclosure:
Accepted: 2/4/2025 10:56:45 AM
ID: fbac0c22-daaf-4b36-801d-049881db4450

Ioannis Apostolidis	/s/ Ioannis Apostolidis	Sent: 2/4/2025 10:56:28 AM
john@cyberscope.io	Signature Adoption: Pre-selected Style	Viewed: 2/4/2025 11:00:45 AM
Security Level: Email, Account Authentication	Using IP Address: 109.178.245.154	Signed: 2/4/2025 11:12:25 AM
(None)

Electronic Record and Signature Disclosure:
Accepted: 2/4/2025 11:00:45 AM
ID: 8f67feae-7185-4460-b865-c10472fbbaae

Michael Michelis	/s/ Michael Michelis	Sent: 2/4/2025 10:56:29 AM
mike@cyberscope.io	Signature Adoption: Pre-selected Style	Viewed: 2/4/2025 11:05:03 AM
COO	Using IP Address: 46.177.2.140	Signed: 2/4/2025 11:10:35 AM
AVLOMO ENTERPRISES LTD
Security Level: Email, Account Authentication
(None)

Electronic Record and Signature Disclosure:
Accepted: 2/4/2025 11:05:03 AM
ID: b98ab85d-dbe5-4ac0-9629-da07a2328f2d

Trishneet Arora	/s/ Trishneet Arora	Sent: 2/4/2025 10:56:29 AM
ceo@tacsecurity.com	Signature Adoption: Drawn on Device	Viewed: 2/4/2025 11:24:18 AM
Security Level: Email, Account Authentication	Using IP Address: 223.178.210.70	Signed: 2/4/2025 11:25:24 AM
(None)

Electronic Record and Signature Disclosure:
Accepted: 2/4/2025 11:24:18 AM
ID: afcb5164-05f3-4bc6-be0f-05818eec5d8d

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	2/4/2025 10:56:29 AM
Certified Delivered	Security Checked	2/4/2025 11:24:18 AM
Signing Complete	Security Checked	2/4/2025 11:25:24 AM
Completed	Security Checked	2/4/2025 11:25:24 AM
Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure